Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2016, relating to the financial statements and financial highlights, which appears in the December 31, 2015 Annual Report to the Shareholders of Sentinel Variable Products Balanced Fund, Sentinel Variable Products Bond Fund, Sentinel Variable Products Common Stock Fund, Sentinel Variable Products Mid Cap Fund and Sentinel Variable Products Small Company Fund, comprising Sentinel Variable Products Trust which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Fund Services Arrangements”, “Statement of Additional Information” and “General Information” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 29, 2016